Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vringo, Inc.

We consent to the use of our report dated March 30, 2012, with respect to the consolidated balance sheets of Vringo, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, and has a deficit in stockholders’ equity, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

A member firm of KPMG International

Jerusalem, Israel

March 30, 2012